Exhibit 99.1
4849 Evanswood Drive, Columbus, Ohio 43229
FOR IMMEDIATE RELEASE

Max & Erma’s Restaurants, Inc.	For Further Information Contact:
NASDAQ: MAXE	William C. Niegsch, Jr.
Exec.Vice President & Chief Financial Officer
September 19, 2007	(614) 431-5800
www.maxandermas.com
MAX & ERMA’S RESTAURANTS, INC.
REPORTS THIRD QUARTER RESULTS
Third Quarter Highlights:
•	Todd Barnum announces retirement; Robert A. Lindeman elected CEO

•	Mike Nahkunst, former Brinker and Cheesecake Factory operations executive, elected EVP and COO

•	$968,000 net loss reported for third quarter 2007

•	Two Company-owned and one franchised restaurant scheduled to open in fourth quarter 2007

•	Two Company-owned and eight franchised restaurants planned for 2008

•	Cost cutting measures totaling $1.5 million to be implemented

•	Company to explore strategic alternatives
Financial Summary (Unaudited)
(In thousands, except per share data)

	12 Weeks Ended		40 Weeks Ended
	8/5/07	8/6/06	8/5/07	8/6/06
Revenues	$39,201	$40,646	$135,857	$141,045

Operating Income (Loss)	$(1,092)	$14	$1,035	$1,001

Loss Before Taxes	$(1,889)	$(811)	$(1,642)	$(1,333)

Net Loss	$(968)	$(295)	$(321)	$(165)

Net Loss per Diluted Common Share	$(0.38)	$(0.12)	$(0.13)	$(0.06)

Diluted Shares Outstanding	2,556	2,552	2,555	2,551

Columbus, Ohio, September 19, 2007 – Max & Erma’s Restaurants, Inc. (Nasdaq/NMS: MAXE) today reported third quarter 2007 financial results.
Q3 Results
Revenues for the third quarter fell 3.6% from $40.6 million for the third quarter of 2006 to $39.2 million for the third quarter of 2007. Net loss and net loss per share increased from $(295,000) or $(0.12) per diluted share for the third quarter of 2006 to ($968,000) or $(0.38) per diluted share for the third quarter of 2007. Results for the third quarter include a pre-tax asset impairment charge of $431,000 for 2007 and $339,000 for 2006.
Year-to-date revenues decreased 3.7% from $141.0 million for 2006 to $135.9 million for 2007. Year-to-date the Company reported a net loss of $(321,000) or $(0.13) per diluted share for 2007 as compared to $(165,000) or $(0.06) per diluted share for 2006. Results for all of 2007 and 2006 include $431,000 and $844,000 asset impairment charges, respectively.
Barnum Retirement; Election of Lindeman as CEO and Nahkunst as COO
The Company announced that Todd Barnum, Chairman of the Board and Chief Executive Officer, has retired effective September 19, 2007. Mr. Barnum will remain on the Company’s Board of Directors and continues to serve as non-executive Chairman of the Board. Mr. Barnum, age 65, said: “After over 35 years at Max & Erma’s it is time to take a less active role, but I will continue to remain very involved in the Company as a board member and large stockholder.” Barnum and his partner, the late Barry Zacks, bought the first Max & Erma’s in the German Village section of Columbus in the summer of 1972. The original intent was to convert the shot-and-a-beer bar into the first gourmet hamburger restaurant in the Midwest. After opening the first restaurant on Dec. 28, 1972, Barnum oversaw the Company’s expansion to 101 restaurants in 11 states. The Board of Directors, in accepting Mr. Barnum’s retirement, expressed its appreciation to Mr. Barnum for his service to the Company.
The Company’s Board has elected President Robert A. Lindeman, age 39, to the additional position of Chief Executive Officer. Lindeman’s move into the role of CEO is part of a planned transition, which began when he became company president in September 2005. Mr. Lindeman has over 18 years of experience with Max & Erma’s rising through the ranks from a restaurant assistant manager to President in September 2005. Prior that time, he served as the Company’s Chief Development Officer where he oversaw franchising of Company restaurants.
Mr. Lindeman said: “There are many challenges both within the Company and the casual restaurant operating environment, but I also believe that the core strengths of Max & Erma’s offer many opportunities as well. I look forward to the challenge and excitement of this new position. It’s a great opportunity with a great company, and I’m very excited about our future. With that said, I’m also very humbled to be taking over for Todd. He’s been a great mentor and the face of Max & Erma’s for nearly 35 years.” Mr. Barnum stated: “I am pleased with the promotion of Rob Lindeman to the CEO position. Rob has displayed the leadership characteristics and knowledge of our business and industry that will serve us well in the future under his leadership. Rob has a terrific vision for this brand, and I have no doubt that he is the right person to head this company. In his 18 years with Max & Erma’s, Rob has demonstrated exceptional leadership skills every step of the way.”
As announced last week, the Company recently elected Michael A. Nahkunst as Executive Vice President and Chief Operating Officer. Mr. Nahkunst has been actively involved in the casual dining segment of the restaurant industry for over 30 years. He has served as Senior Vice President of New Concept Development of Chili’s, Executive Vice President and Chief Operating Officer of Cheesecake Factory and Chief Operating Officer of BJ’s Restaurants.
Mr. Lindeman stated that “The addition of Mike Nahkunst is part of a reorganization of the Company’s operations department, and other cost saving measures, which are expected to result in savings of over $1 million annually. Mr. Nahkunst will be charged with improving customer satisfaction and building same-store sales.”
Q3 Detail
The revenue decline for both the quarter and year-to-date periods is essentially a result of same-store sales declines of 3.6% and 3.4% for the quarter and year-to-date periods, respectively. The Company continues to experience sales pressure from the overall economy and a sluggish sales environment for casual dining. Margins have been impacted by the sales declines and an increase in the Ohio minimum wage. On a positive note, Mr. Lindeman added that restaurants remodeled to the Company’s new prototype look are performing very well. The seven restaurants remodeled prior to the start of the third quarter of 2007 reported a 3.2% increase in same-store sales, almost a seven percentage point improvement over the entire chain.
Exploration of Strategic Alternatives
During the third quarter the Company expensed $130,000 of professional fees and costs associated with the exploration of strategic alternatives for the Company. The Company’s third quarter results and a volatile debt market have made prospects for an equity investment in the Company or the sale of the Company a difficult process. Nonetheless, the Company will continue to pursue strategic alternatives which could include the sale of the Company, an equity investment in the Company, the sale of Company-owned restaurants to a franchisee or group of franchisees, or other actions. There can be no assurance that the Company will be successful in securing an equity investment, the sale of the Company, the sale of restaurants to franchisees or other third parties, or in any other transaction affecting the capitalization of the Company.
Future Restaurant Openings Planned
Looking forward, Mr. Lindeman stated that “The Company plans to open two restaurants during the fourth quarter of 2007 in Clinton Township, Michigan, a suburb of Detroit and Washington, Pennsylvania. A third restaurant will open early in the first quarter of 2008 in Pickerington, Ohio, a Columbus suburb. All three restaurants were under construction at the end of the third quarter of 2007. Tentative plans are for one additional Company-owned restaurant in late 2008.” Mr. Lindeman went on to say that “One franchised restaurant has opened early in the fourth quarter of 2007 in Merrillville, Indiana, bringing total franchised openings to four during 2007. Eight to nine franchised openings are expected during 2008.”
About Max & Erma’s
As of August 5, 2007, Max & Erma’s owns and operates 77 casual dining full-service restaurants in Akron, Canton, Columbus, Cleveland, Cincinnati, Dayton, Niles, and Toledo, Ohio; Indianapolis, Indiana; Detroit, Ann Arbor, Grand Rapids, and Lansing, Michigan; Pittsburgh and Erie, Pennsylvania; Lexington, Louisville, and Crestview Hills, Kentucky; Chicago, Illinois; Charlotte, North Carolina; Atlanta, Georgia; Virginia Beach and Norfolk, Virginia. The Company also currently franchises 23 restaurants in Cleveland, Columbus, Cincinnati, Wilmington, Chillicothe, Dayton, Findlay, and Sandusky, Ohio; St. Louis, Missouri; Philadelphia, Pennsylvania; Detroit, Michigan; Edinburgh, Evansville, Seymour, and Mishawaka, Indiana; Richmond, Norfolk and Virginia Beach, Virginia; and Huntington, West Virginia. The Company’s common shares are traded on the NASDAQ National Market System under the symbol MAXE.

This release includes “forward-looking” information statements, as defined in the Private Securities Litigation Reform Act of 1995, including the statements relating to future restaurant openings. Actual performance may differ materially from that projected in such statements. Major factors potentially affecting performance include a significant change in the performance of any existing units, the ability to obtain locations for, and complete construction of, additional restaurants at acceptable costs and the ability to obtain the services of qualified personnel at acceptable wages. The Cautionary statements regularly filed by the Company in its most recent annual report to the Securities and Exchange Commission on Form 10-K and its Quarterly Reports to the SEC on Forms 10-Q are incorporated herein by reference. Investors are specifically referred to such Cautionary statements for a discussion of factors which could affect the Company’s operations and forward-looking statements made in this communication.
– FINANCIAL HIGHLIGHTS FOLLOW –

MAX & ERMA’S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	August 5, 2007
	(UNAUDITED)	October 29, 2006
ASSETS
Current Assets:
Cash and Equivalents	$2,182,210	$2,491,877
Inventories	1,238,260	1,260,537
Other Current Assets	2,874,786	3,820,938

Total Current Assets	6,295,256	7,573,352

Property – At Cost	108,067,125	103,704,895
Less Accumulated Depreciation and Amortization	56,496,990	52,896,054

Property – Net	51,570,135	50,808,841

Deferred Income Taxes and Other Assets	16,158,537	13,972,472

Total	$74,023,928	$72,354,665

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current Maturities of Long-Term Obligations	$2,795,843	$2,729,989
Accounts Payable	6,707,446	4,829,677
Accrued Payroll and Related Taxes	2,638,174	2,770,583
Accrued Liabilities	5,690,203	5,925,532

Total Current Liabilities	17,831,666	16,255,781

Long-Term Obligations – Less Current Maturities	43,277,774	43,065,227

Stockholders’ Equity:
Preferred Stock – $.10 Par Value; Authorized 500,000 Shares – None Outstanding
Common Stock – $.10 Par Value; Authorized 5,000,000 Shares, Issued and Outstanding 2,554,474 Shares At 08/5/07 and 2,551,974 Shares at 10/29/06	255,446	255,196
Additional Paid-In Capital	1,184,040	982,697
Retained Earnings	11,475,002	11,795,764

Total Stockholders’ Equity	12,914,488	13,033,657

Total	$74,023,928	$72,354,665

MAX & ERMA’S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Twelve Weeks Ended		Forty Weeks Ended
	August 5, 2007	August 6, 2006	August 5, 2007	August 6, 2006
REVENUES:	$39,201,281	$40,646,117	$135,857,076	$141,044,845

COSTS AND EXPENSES:
Costs of Goods Sold	9,813,242	10,226,514	33,973,015	35,979,771
Payroll and Benefits	13,025,873	13,325,262	43,938,773	45,273,003
Other Operating Expenses	13,443,840	13,414,347	45,206,962	46,760,200
Pre-Opening Expenses	39,599	28,139	52,667	36,288
Impairment of Assets	431,000	339,000	431,000	843,524
Administrative Expenses	3,540,209	3,298,643	11,219,616	11,151,354

Total Operating Expenses	40,293,763	40,631,905	134,822,033	140,044,140

Operating Income (Loss)	(1,092,482)	14,212	1,035,043	1,000,705
Interest Expense	777,546	806,152	2,619,051	2,276,207
Minority Interest in Income of Affiliated Partnership	19,252	19,251	57,755	57,754

LOSS BEFORE INCOME TAXES	(1,889,280)	(811,191)	(1,641,763)	(1,333,256)

INCOME TAXES (CREDIT)	(921,000)	(516,000)	(1,321,000)	(1,168,000)

NET LOSS	$(968,280)	$(295,191)	$(320,763)	$(165,256)

NET LOSS PER SHARE:
Basic	$(0.38)	$(0.12)	$(0.13)	$(0.06)

Diluted	$(0.38)	$(0.12)	$(0.13)	$(0.06)

SHARES OUTSTANDING:
Basic	2,555,664	2,551,974	2,554,545	2,550,731

Diluted	2,555,664	2,551,974	2,554,545	2,550,731